UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2012

DDR Corp.

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (216) 755-5500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 31, 2012, the Company announced its financial results for the three- and six-month periods ended June 30, 2012, including the following:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Net loss applicable to common shareholders	$(44,467)	$(26,870)	$(66,491)	$(2,126)

Funds from Operations (“FFO”) applicable to common shareholders	$78,073	$52,556	$137,821	$145,511

Operating FFO	$71,612	$64,420	$138,418	$127,610

Earnings per share – Diluted	$(0.16)	$(0.10)	$(0.24)	$(0.09)

FFO – Diluted	$0.27	$0.19	$0.49	$0.45

Operating FFO – Diluted	$0.25	$0.23	$0.49	$0.47

Diluted – average shares outstanding	280.4	276.1	277.8	269.2

FFO weighted average common shares and OP Units – Diluted	285.6	278.4	282.8	271.7

Operating FFO weighted average common shares and OP Units – Diluted	285.6	278.4	282.8	271.7

Dividends declared:	$0.12	$0.04	$0.24	$0.08

The increase in net loss applicable to DDR common shareholders and the corresponding decrease in FFO for the six-month period ended June 30, 2012, primarily was due to an increase in impairment charges recorded, the effect of the valuation adjustment associated with the warrants that were exercised in full for cash in the first quarter of 2011 and the loss on debt extinguishment related to the repurchase of a portion of the Company’s 9.625% senior unsecured notes in 2012 partially offset by the gain on change in control of interests related to the acquisition of assets and the impact of property acquisitions.

During the second quarter of 2012, the Company completed the following transactions:

•	completed $68.9 million in acquisitions of two prime shopping centers;

•	completed $80.5 million of non-prime asset sales, of which DDR’s pro rata share of the proceeds was $75.1 million;

•	closed on an unconsolidated joint venture with an affiliate of The Blackstone Group L.P. for $1.4 billion that acquired 46 previously managed but unowned shopping centers;

•	issued 23.8 million common shares for gross proceeds of $315 million to fund the Company’s share of the Blackstone joint venture and other prime asset acquisitions;

•	issued $300 million aggregate principal amount of 4.625% senior unsecured notes due July 2022;

•	repaid at par $223.5 million of aggregate principal amount of the Company’s 5.375% senior unsecured notes scheduled to mature in October 2012;

•	repurchased $34.5 million aggregate principal amount of its outstanding 9.625% senior unsecured notes with a maturity date of March 2016 at a premium to par;

•

announced the redemption of its 7.50% Class I cumulative redeemable preferred shares at a redemption price of $500.00 per share (or $25.00 per depositary share) plus accrued and unpaid dividends of $3.75 per share (or $0.1875 per depositary share); and

•	executed 426 new tenant leases and renewals for 2.7 million square feet.

The Company believes that FFO, which is a non-GAAP financial measure, provides an additional and useful means to assess the financial performance of real estate investment trusts (“REITS”). FFO is frequently used by securities analysts, investors and other interested parties to evaluate the performance of REITs, most of which present FFO along with net income as calculated in accordance with GAAP.

FFO excludes GAAP historical cost depreciation and amortization of real estate and real estate investments, which assume that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and many companies use different depreciable lives and methods. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from depreciable property dispositions and extraordinary items, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition, disposition and development activities and interest costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP.

FFO is generally defined and calculated by the Company as net income (loss), adjusted to exclude (i) preferred share dividends, (ii) gains and losses from disposition of depreciable real estate property, which are presented net of taxes, (iii) impairment charges on depreciable real estate property and related investments, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests, and the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. For the periods presented below, the Company’s calculation of FFO is consistent with the definition of FFO provided by the National Association of Real Estate Investment Trusts. Other real estate companies may calculate FFO in a different manner. Operating FFO is generally calculated by the Company as FFO excluding certain charges and gains that management believes are not indicative of the results of the Company’s operating real estate portfolio. The disclosure of these charges and gains is regularly requested by users of the Company’s financial statements.

Management recognizes limitations of FFO and Operating FFO when compared to GAAP’s income from continuing operations. FFO and Operating FFO do not represent amounts available for dividends, capital replacement or expansion, debt service obligations or other commitments and uncertainties. Management does not use FFO or Operating FFO as an indicator of the Company’s cash obligations and funding requirements for future commitments, acquisitions or development activities. Neither FFO nor Operating FFO represents cash generated from operating activities in accordance with GAAP, and neither is necessarily indicative of cash available to fund cash needs, including the payment of dividends. Neither FFO nor Operating FFO should be considered an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO and Operating FFO are simply used as additional indicators of the Company’s operating performance. The Company believes that to further understand its performance, FFO and Operating FFO should be compared with the Company’s reported net income (loss) and considered in addition to cash flows in accordance with GAAP, as presented in its condensed consolidated financial statements.

The Company’s reconciliation of net loss applicable to DDR common shareholders to FFO applicable to DDR common shareholders and Operating FFO applicable to common shareholders is as follows (in thousands):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Funds From Operations (“FFO”):

Net loss applicable to common shareholders	$(44,467)	$(26,870)	$(66,491)	$(2,126)
Depreciation and amortization of real estate investments	61,697	54,919	120,144	108,723
Equity in net income of joint ventures	(3,232)	(16,567)	(11,480)	(18,541)
Impairment of depreciable joint venture investments	—	—	560	35
Joint ventures’ FFO	12,633	14,781	26,618	29,528
Non-controlling interests (OP Units)	48	16	96	32
Impairment of depreciable real estate assets, net of non-controlling interests	54,714	20,256	72,054	22,239
(Gain) loss on disposition of depreciable real estate, net	(3,320)	6,021	(3,680)	5,621

FFO applicable to common shareholders	78,073	52,556	137,821	145,511

Non-operating items, net	(6,461)	11,864	597	(17,901)

Operating FFO	$71,612	$64,420	$138,418	$127,610

The charges and gains excluded from Operating FFO for the three- and six-month periods ended June 30, 2012 and 2011, respectively, are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Impairment charges – non-depreciable consolidated assets	$25.5	$—	$25.5	$3.8
Loss on debt retirement, net	7.9	—	13.5	—
Other expense (income), net – litigation costs, debt extinguishment costs, lease liability settlement gain, transaction and other expenses	3.7	6.3	5.4	5.0
Equity in net income of joint ventures – currency adjustments, transaction and other expenses	0.9	(0.4)	1.0	(0.8)
Impairment of joint venture investments on non-depreciable assets	—	1.6	—	1.6
Gain on disposition of non-depreciable real estate (land), net	(5.2)	(1.0)	(5.5)	—
Executive separation charge	—	—	—	10.7
Gain on equity derivative instruments (Otto Family warrants)	—	—	—	(21.9)
Gain on change in control of interests	(39.3)	(1.0)	(39.3)	(22.7)
Write off of preferred share original issuance costs	—	6.4	—	6.4

Total adjustments from FFO to Operating FFO	$(6.5)	$11.9	$0.6	$(17.9)

Because the financial statements for the three- and six-month periods ended June 30, 2012 have not yet been finalized, information regarding these periods in this Current Report on Form 8-K is subject to change, including changes in reserves, impairment charges and differences arising from the use of estimates, and actual results for these periods may differ materially from these results. In addition, results for the three- and six-month periods ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or any other future period.

The financial data included in this Current Report on Form 8-K has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the foregoing financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP. (Registrant)

Date: August 1, 2012	/s/ David J. Oakes
David J. Oakes
Senior Executive Vice President and Chief Financial Officer